Exhibit 99.1

Contact:	Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports First Quarter 2007 Results:

CANTON, North Carolina (Bloomberg: bluerd) – Blue Ridge Paper Products Inc. today reported a net profit of $4.9 million for the first quarter ended March 31, 2007.  This compared to a net profit of $2.2 million for the fourth quarter ended December 31, 2006 and a net loss of $2.9 million for the first quarter ended March 31, 2006.  Total net sales for the first quarter ended March 31, 2007 were $155.0 million compared to $140.4 million and $140.1 million in the fourth quarter ended December 31, 2006 and first quarter ended March 31, 2006, respectively.

Commenting on the 2007 first quarter, Richard Lozyniak, Chief Executive Officer, stated, “Our turnaround continued to gain momentum and, as a result, we recorded our most profitable quarter in seven years.  Continued strong productivity, record shipments and moderating input costs all contributed to our improved profitability.”

Key Business Highlights

•                  Uncoated paper shipments totaled 73,108 tons in the first quarter ended March 31, 2007 compared to 69,150 tons in the fourth quarter ended December 31, 2006.  Average pricing in the first quarter ended March 31, 2007 decreased 1.8% compared to the fourth quarter ended December 31, 2006 and increased 7.9% when compared to the first quarter ended March 31, 2006.

•                  Packaging segment shipments for the first quarter ended March 31, 2007 increased 8.0% when compared to the fourth quarter ended December 31, 2006 and increased 3.2% when compared to the first quarter ended March 31, 2006.  Pricing for the packaging segment for the first quarter ended March 31, 2007 increased 4.2% over the fourth quarter ended December 31, 2006.  On January 15, 2007, the Company announced a price increase of $40 to $60 per ton (depending on the grade) for its coated board products.  On February 26, 2007, the Company announced a price increase of 8% to 10% (depending on the grade) for its gable top carton products.  The effective dates for each of these increases will be determined by the Company’s contractual obligations.

•                  Raw material costs increased in the first quarter ended March 31, 2007 compared to the fourth quarter ended December 31, 2006 by approximately $1.2 million.  This increase was primarily due to increases in the costs of wood chips and chemicals, partially offset by a decrease in the cost of polyethylene.

•                  On March 26, 2007, the Company announced that it is engaged in preliminary discussions with the Rank Group pursuant to a non-binding letter of intent regarding a potential transaction involving the sale of Blue Ridge.  The Rank Group is the owner of Carter Holt Harvey Ltd. group of companies, headquartered in New Zealand, and Evergreen Packaging Inc. (formerly the Beverage Packaging Division of International Paper).  In the first quarter ended March 31, 2007, the Company incurred legal and professional fees of $0.3 million associated with this potential transaction.

•                  Profit sharing totaling approximately $0.5 million was earned by our qualified employees in the first quarter ended March 31, 2007.

•                  The Company conducted an extended scheduled pulp mill outage at the Canton mill in April.  The Company anticipates that increased maintenance and purchased fiber costs associated with this 14-day outage will likely result in a small loss in the 2007 second quarter.

The Company defines EBITDA as net income before interest, taxes, depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain unusual and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP measures.  The Company uses EBITDA and Adjusted EBITDA as relevant and useful measures to compare operating results.  The presentation of EBITDA and Adjusted EBITDA has economic substance because these measures are used by management as measures to analyze the operating performance of the Company and the ability of the business to generate cash.  Additionally, management believes some investors consider EBITDA and Adjusted EBITDA to be useful in analyzing and assessing the Company’s ability to service debt.  EBITDA and Adjusted EBITDA have material limitations as analytic tools compared to net income because, among other things, they do not include depreciation or interest expense, and therefore do not reflect current or future capital expenditures or the cost of capital.  Management compensates for these limitations by using EBITDA and Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations.  EBITDA and Adjusted EBITDA, as the Company defines these terms, may not be comparable to similarly titled performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended March 31, 2007 was $14.0 million compared to Adjusted EBITDA of $11.3 million for the three-month period ended December 31, 2006.

ADJUSTED EBITDA – RECONCILIATION OF NON-GAAP MEASURES ($000)

	Three Months Ended
	March 31, 2007	December 31, 2006
Net Income	$4,944	$2,217

Income tax	—	—
Interest expense, net	4,386	4,652
Depreciation expense	3,893	3,922
Amortization expense	414	402

EBITDA	13,637	11,193

ESOP expense (A)	—	76
Due diligence/legal fees (B)	328	3

Adjusted EBITDA	13,965	11,272

Working capital	(6,520)	(5,761)
Interest income – Interest paid	(477)	(6,377)
Post retirement benefits	(107)	570
Due diligence/legal fees	(328)	(3)
Gain or sale on asset	—	(1)
Other assets & liabilities	53	53

Net Cash provided by (used in) Operating Activities	$6,586	$(247)

(A)                  ESOP expense is a non-cash labor expense the Company historically incurred each year in connection with the Employee Stock Ownership Plan of the Company’s parent.  This stock was fully awarded in 2006.  The adjustment in the fourth quarter 2006 reflects an increase in valuation of the ESOP shares to $6.49 per share in 2006 compared to $6.20 per share in 2005.

(B)                    Professional and legal fees associated with a potential transaction with the Rank Group, which are booked in the current quarter.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, or the Form 10-K. Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following: changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives. These and other risks are more fully discussed in the Form 10-K.

BLUE RIDGE PAPER PRODUCTS INC.
Condensed Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006

Assets

Current assets:
Cash	$1,192	$1,834
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,197 and $1,507 in 2007 and 2006, respectively	60,123	56,263
Inventories	52,125	57,469
Prepaid expenses	2,338	2,306
Deferred tax asset	4,489	4,385

Total current assets	120,267	122,257
Property, plant, and equipment, net of accumulated depreciation of $124,094 and $120,202 in 2007 and 2006, respectively	190,897	190,792
Deferred financing costs, net	3,150	3,564
Other assets	30	44

Total assets	$314,344	$316,657

Liabilities and Stockholder’s Deficit

Current liabilities:
Current portion of senior debt	$44	$43
Current portion of capital lease obligations	789	965
Accounts payable	32,837	43,498
Accrued expenses and other current liabilities	31,517	33,383
Interest payable	5,793	1,884

Total current liabilities	70,980	79,773
Senior debt, net of current portion	162,020	159,876
Parent Pay-In-Kind (PIK) Senior Subordinated Note	48,514	48,514
Capital lease obligations, net of current portion	1,942	2,629
Pension and postretirement benefits	23,920	24,027
Deferred tax liability	4,489	4,385
Other liabilities	1,243	1,205

Total liabilities	313,108	320,409
Obligation to redeem ESOP shares	29,715	29,723
Obligation to redeem restricted stock units of Parent	1,312	1,235
Commitments and contingencies (See notes)
Stockholder’s deficit:
Common stock (par value $0.01, 1,000 shares authorized and outstanding in 2007 and 2006, respectively)	—	—
Additional paid-in capital	64,196	64,213
Accumulated deficit	(81,311)	(86,255)
Accumulated other comprehensive loss	(3,299)	(3,299)

	(20,414)	(25,341)
Receivable from Parent	(9,377)	(9,369)

Total stockholder’s deficit	(29,791)	(34,710)

Total liabilities and stockholder’s deficit	$314,344	$316,657

BLUE RIDGE PAPER PRODUCTS INC.
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2007 and 2006
(Dollars in thousands)
(unaudited)

	2007	2006
Net sales	$155,011	$140,107
Cost of goods sold:
Cost of goods sold, excluding depreciation and amortization	133,673	127,801
Depreciation and amortization	3,866	3,604

Gross profit	17,472	8,702
Selling, general and administrative expenses	7,150	5,789
Depreciation and amortization	27	58
ESOP expense	—	1,116
Profit-sharing expense	549	—

Operating profit	9,746	1,739
Other income (expense):
Interest expense, excluding amortization of deferred financing costs	(4,386)	(4,475)
Amortization of deferred financing costs	(414)	(370)
Government grant income	—	206
Gain (loss) on equity method investment	(2)	4

	(4,802)	(4,635)
Profit (loss) before income taxes	4,944	(2,896)

Income tax	—	—
Net income (loss)	$4,944	$(2,896)

BLUE RIDGE PAPER PRODUCTS INC.
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2007 and 2006
(Dollars in thousands)
(unaudited)

	2007	2006
Cash flows from operating activities:
Net income (loss)	$4,944	$(2,896)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,893	3,662
Compensation expense for Parent restricted stock	—	13
Amortization of deferred financing costs	414	370
ESOP expense	—	1,116
Parent PIK Senior Subordinated Note for interest	1,092	1,000
Changes in operating assets and liabilities:
Accounts receivable, net	(3,860)	(2,172)
Inventories	5,344	2,635
Prepaid expenses	(32)	(261)
Accounts payable	(6,106)	(4,247)
Accrued expenses and other current liabilities	(1,866)	(5,373)
Interest payable	2,817	2,704
Pension and postretirement benefits	(107)	701
Other assets and liabilities	53	379

Net cash provided by (used in) operating activities	6,586	(2,369)

Cash flows used in investing activities:
Additions to property, plant, and equipment	(3,998)	(2,134)

Net cash used in investing activities	(3,998)	(2,134)

Cash flows from financing activities:
Repurchase of Parent common and preferred stock	44	(3)
Proceeds from borrowings under line of credit	30,348	39,701
Repayment of borrowings under line of credit	(28,193)	(36,926)
Repayments of long-term debt and capital lease obligations	(874)	(171)
Other financing activities	(4,555)	1,188

Net cash provided by (used in) financing activities	(3,230)	3,789

Net decrease in cash	(642)	(714)

Cash, beginning of period	1,834	2,110

Cash, end of period	$1,192	$1,396

Supplemental disclosures of cash flow information:
Cash paid for interest, including capitalized interest of $749 and $217 in 2007 and 2006, respectively	$1,227	$896